Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-167530, 333-165782, 333-158108, 333-151335, 333-141989, 333-135147, 333-123820 and 333-114051 on Form S-8 and Registration Statement No. 333-172262 on Form S-3 of our report dated March 20, 2012, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of Ultra Clean Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 30, 2011.

/s/ Deloitte & Touche LLP

San Jose, California

March 20, 2012